Exhibit 99.1

Annex C

APEX SYSTEMS, INC.

Financial Statements

December 31, 2011 and December 25, 2010

(With Independent Auditors’ Report Thereon)

APEX SYSTEMS, INC.

KPMG LLP Suite 200 1021 East Cary Street Richmond, VA 23219-4023

Independent Auditors’ Report

The Board of Directors
Apex Systems, Inc.:

We have audited accompanying balance sheets of Apex Systems, Inc. (the Company) as of December 31, 2011 and December 25, 2010, and the related statements of income, stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Apex Systems, Inc. as of December 31, 2011 and December 25, 2010, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.

March 19, 2012

KPMG LLP is a Delaware limited liability partnership,
the U.S. member firm of KPMG International Cooperative
(“KPMG International”), a Swiss entity.

APEX SYSTEMS, INC.

Balance Sheets

December 31, 2011, and December 25, 2010

Assets	2011	2010
Cash	$7,131,996	7,587,780
Accounts receivable, less allowance for doubtful accounts	123,810,948	112,877,828
Prepaid expenses and other current assets	2,908,038	2,282,789
Total current assets	133,850,982	122,748,397
Property and equipment, net (note 3)	877,041	1,158,498
Other assets, net	1,187,053	909,915
Total assets	$135,915,076	124,816,810
Liabilities and Stockholders’ Equity
Borrowings, current portion (note 5)	$15,946,940	11,250,000
Accounts payable	10,452,605	10,830,115
Accrued compensation and benefits	19,342,393	16,651,041
Accrued expenses and other current liabilities	7,107,362	4,975,586
Accrued volume rebates	962,563	1,336,546
Total current liabilities	53,811,863	45,043,288
Borrowings, net of current portion (note 5)	77,133,641	66,800,000
Deferred compensation (notes 8 and 9)	17,860,371	7,708,865
Other liabilities	628,857	877,672
Total liabilities	149,434,732	120,429,825
Commitments and contingencies (notes 4, 5, 6, 7, 8, and 9)
Stockholders’ equity (deficit):
Common stock, no par value. Authorized 10,000,000 shares; issued and outstanding 8,059,737 shares at December 31, 2011 and 7,894,737 shares at December 25, 2010 (notes 4 and 9)	19,393,765	17,936,665
Retained earnings (accumulated deficit)	(32,913,421)	(13,549,680)
Total stockholders’ equity (deficit)	(13,519,656)	4,386,985
Total liabilities and stockholders’ equity (deficit)	$135,915,076	124,816,810

See accompanying notes to the financial statements.

APEX SYSTEMS, INC.

Statements of Income

Fiscal years ended December 31, 2011, December 25, 2010, and December 26, 2009

	2011	2010	2009
Net sales	$705,228,327	546,995,530	383,468,160
Costs of sales	511,825,068	391,588,294	270,455,841
Gross margin	193,403,259	155,407,236	113,012,319
Operating expenses (notes 6, 7, 8, 9, and 10)	146,189,827	127,238,458	83,780,166
Income from operations	47,213,432	28,168,778	29,232,153
Other expenses:
Interest expense (note 5)	(2,904,519)	(2,501,309)	(1,265,357)
Other expense, net	(156,138)	(142,040)	(93,931)
Total other expenses	(3,060,657)	(2,643,349)	(1,359,288)
Net income	$44,152,775	25,525,429	27,872,865

See accompanying notes to the financial statements.

APEX SYSTEMS, INC.

Statements of Stockholders’ Equity (Deficit)

Fiscal years ended December 31, 2011, December 25, 2010, and December 26, 2009

			Retained
			earnings	Total
	Common stock		(accumulated	stockholders’
	Shares	Amount	deficit)	equity (deficit)
Balance at December 27, 2008	7,894,737	$13,102,093	(6,926,199)	6,175,894
Incentive compensation plan awards, net of cash settlement	—	(5,013,514)	—	(5,013,514)
Distributions to stockholders	—	—	(12,472,073)	(12,472,073)
Net income	—	—	27,872,865	27,872,865
Balance at December 26, 2009	7,894,737	8,088,579	8,474,593	16,563,172
Incentive compensation plan awards, net of cash settlement	—	9,848,086	—	9,848,086
Distributions to stockholders	—	—	(47,549,702)	(47,549,702)
Net income	—	—	25,525,429	25,525,429
Balance at December 25, 2010	7,894,737	17,936,665	(13,549,680)	4,386,985
Incentive compensation plan awards, net of cash settlement	165,000	1,457,100	—	1,457,100
Distributions to stockholders	—	—	(63,516,516)	(63,516,516)
Net income	—	—	44,152,775	44,152,775
Balance at December 31, 2011	8,059,737	$19,393,765	(32,913,421)	(13,519,656)

See accompanying notes to the financial statements.

APEX SYSTEMS, INC.

Statements of Cash Flows

Fiscal years ended December 31, 2011, December 25, 2010, and December 26, 2009

	2011	2010	2009
Cash flows from operating activities:
Net income	$44,152,775	25,525,429	27,872,865
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	818,846	980,866	1,141,761
Incentive compensation plan expense (benefit)	6,391,675	10,342,845	(6,437,548)
Deferred compensation expense (benefit)	11,874,811	6,994,116	(467,259)
Increase (reduction) of the provision for losses on accounts receivable	305,897	494,544	(782,031)
Gain on interest rate swap agreements	(477,913)	(361,817)	(761,954)
Changes in operating assets and liabilities:
Accounts receivable	(11,239,017)	(44,303,854)	(2,583,614)
Prepaid expense and other current assets	(625,249)	(1,532,704)	693,064
Other assets	(55,684)	—	(214,995)
Accounts payable and accrued expenses	2,023,594	6,402,097	1,058,014
Accrued compensation and benefits	2,691,352	9,183,338	440,902
Accrued volume rebates	(373,983)	1,119,092	(42,233)
Other liabilities	(40,228)	(197,370)	(142,493)
Net cash provided by operating activities	55,446,876	14,646,582	19,774,479

Cash flows from investing activity – purchases of property and equipment	(388,083)	(217,450)	(183,409)

Cash flows from financing activities:
Borrowings under lines of credit	69,456,300	74,146,098	2,513,750
Repayments under lines of credit	(54,425,719)	(33,596,098)	(14,214,585)
Deferred financing costs	(370,760)	(284,418)	(264,629)
Distributions to stockholders	(63,516,516)	(47,549,702)	(12,472,073)
Payment for settlement of incentive compensation plan awards	(6,657,882)	(534,106)	(197,047)
Net cash used in financing activities	(55,514,577)	(7,818,226)	(24,634,584)
Net increase (decrease) in cash	(455,784)	6,610,906	(5,043,514)
Cash at beginning of year	7,587,780	976,874	6,020,388
Cash at end of year	$7,131,996	7,587,780	976,874
Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$3,162,726	2,701,892	2,060,862

See accompanying notes to the financial statements.

(1)	Description of Business

Apex Systems, Inc. (Apex) was incorporated in the Commonwealth of Virginia on September 13, 1995, and has offices in 48 major cities throughout the United States. Apex operates as a staffing firm that specializes in recruiting and placing technical professionals in the information technology, engineering, and finance and accounting areas.

The fiscal years ended December 31, 2011, December 25, 2010, and December 26, 2009 are referred to herein as the years 2011, 2010, and 2009, respectively. The Company uses a 52/53-week fiscal year ending on the Saturday closest to December 31. Consequently, the Company periodically has a 53-week fiscal year. Fiscal year 2011 had 53 weeks while fiscal years 2010 and 2009 had 52 weeks.

The Company’s five largest customers represented 28%, 27%, and 25% of sales for the years 2011, 2010, 2009, respectively, and 27%, 30%, and 23% of trade accounts receivable as of December 31, 2011, December 25, 2010, and December 26, 2009, respectively.

(2)	Summary of Significant Accounting Policies

(a)	Cash and Cash Equivalents

The Company considers all highly liquid financial instruments with an original maturity of three months or less to be cash equivalents. The Company had no cash equivalents at December 31, 2011, December 25, 2010, or December 26, 2009. Restricted cash is stated at cost. The restricted cash is held in an account to secure the Company’s health insurance claims. As of December 31, 2011, December 25, 2010, and December 26, 2009, restricted cash was $67,542, $114,097, and $141,830, respectively, and is included in prepaid expenses and other current assets.

(b)	Revenue Recognition

The Company’s revenue is earned from staffing services performed under contracts with its clients. Revenue for such services is recognized when performed and approved by the client, based upon contracted billable rates for hours delivered plus reimbursable costs. Rebates provided to customers are recognized as earned, and are classified as a reduction to sales in the accompanying statements of income.

(c)	Accounts Receivable

Accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company reviews its allowance for doubtful accounts monthly. Past-due balances meeting specific criteria are reviewed individually for collectibility. All other balances are reviewed on a pooled basis. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

At December 31, 2011, December 25, 2010, and December 26, 2009, the Company had recorded an allowance for doubtful accounts of $1,385,844, $1,079,947, and $585,403, respectively.

(d)	Property and Equipment

Property and equipment are stated at cost. Depreciation is provided using the straight-line method over estimated depreciable lives of three to five years. Leasehold improvements are amortized using the straight-line method over the shorter of the useful lives of the improvements or the terms of the related leases.

(e)	Income Taxes

The Company is not subject to federal income tax as a result of its election to be taxed as an “S Corporation.” Under this election, the taxable income of the Company is reported on the individual income tax returns of the stockholders. State and local taxes are recorded in operating expenses on the accompanying statements of income.

The Company has analyzed filing positions in all of the federal and state jurisdictions where it is required to file income tax returns, including its status as a pass-through entity. The only periods subject to examination for federal and state tax returns are the 2007 through 2011 tax years. The Company believes its income tax filing positions, including its status as a pass-through entity, will be sustained on audit and does not anticipate any adjustments that will result in a material change to its financial position. Therefore, no reserves for uncertain tax positions, nor interest and penalties, have been recorded in these financial statements.

(f)	Derivative Instruments

The Company recognizes all interest rate swap derivative instruments as either assets or liabilities on the balance sheet at their respective fair values. The Company does not designate the interest rate swaps as a hedge of the variability of cash flows to be paid related to its outstanding debt.

Under the terms of the agreements, the Company pays the counterparty based on the respective fixed rate and receives payments based upon a floating rate, the net of which is recorded as an increase or decrease to interest expense.

As of December 31, 2011 and December 25, 2010, the aggregate fair value of the Company’s interest rate swaps was a liability of $576,133 and $1,054,046, respectively and is included in other liabilities on the accompanying balance sheet. The change in fair value is recorded in interest expense on the accompanying statements of income. For the fiscal years ended December 31, 2011, December 25, 2010, and December 26, 2009, the change in fair value recorded as a reduction of interest expense was $477,913, $361,817, and $761,954, respectively.

(g)	Stock-Based Compensation

Prior to 2006, the Company applied the intrinsic-value method prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB No. 25), and related interpretations. The grants to employees of stock appreciation rights (SARs) and options to purchase common stock were accounted for using variable plan accounting, which required the SARs to be classified as liabilities and the options to be classified as equity. Vesting in SARs and options to purchase common stock are generally contingent upon the employee meeting certain service and/or performance criteria.

Effective January 1, 2006, the Company adopted FASB ASC Topic 718, Compensation – Stock Compensation (FASB Statement No. 123(R), Share-Based Payment, as amended). This Statement supersedes APB No. 25. FASB Statement No. 123(R) requires that all stock-based compensation be recognized as an expense in the financial statements. This statement was adopted using the prospective-transition method. The Company’s SARs and option awards are liability classified based on the Company’s intent to settle the awards for cash at the time of exercise, and the Company has elected to measure its liability classified stock-based compensation awards based upon their intrinsic value as defined under the terms of the awards.

(h)	Deferred Financing Costs

In connection with a line-of-credit agreement entered into during 2011 as described in note 5, the Company capitalized $370,760 in financing costs. Deferred financing costs are amortized over the term of the line-of-credit and term loan agreements. Amortization expense was $149,307, $177,512, and $173,961 for the years ended December 31, 2011, December 25, 2010, and December 26, 2009, respectively, and is included in interest expense in the accompanying statements of income. During 2010, $40,315 of unamortized costs was written off to interest expense in connection with the refinance of the credit facilities.

(i)	Fair Value Measurements and Financial Instruments

The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

•	Level 1 Inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

•
Level 2 Inputs: Other than quoted prices included in Level 1, inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•
Level 3 Inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.

The carrying amounts of financial instruments, including cash, accounts receivable, borrowings under lines of credit, accounts payable, accrued expenses, and other current liabilities, and accrued volume rebates, approximated their fair value as of December 31, 2011 and December 25, 2010 because of the relatively short maturity of these instruments.

The Company measures all derivatives at fair value based on information provided by the counterparty, which the Company corroborates with third-party information and recognizes them as either assets or liabilities on the Company’s balance sheet. The Company’s valuation techniques for these instruments are considered to be Level 2 fair value measurements. Changes in the fair value of derivative instruments are recognized in earnings.

The Company measures its deferred compensation liabilities based on the fair value of the Company’s common stock.  The Company’s valuation techniques for the common stock are considered to be Level 3 fair value measurements.

(j)	Concentrations of Credit Risk

Financial instruments that potentially subject the Company to credit risk include accounts receivable and cash. Accounts receivable are generated under contracts with clients in the United States for temporary labor placement. Credit is extended to clients after an initial evaluation for creditworthiness. The Company maintains its cash balances in one financial institution. The balances are insured by the Federal Deposit Insurance Corporation up to $250,000. The Company generally has funds in excess of $250,000 deposited with the financial institution.

(k)	Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

(l)	Reclassifications

Certain reclassifications have been made to prior period amounts and disclosures to conform to the presentation in the current year.

In the statement of cash flows the change in the liability related to the long-term incentive plan discussed in note 8 in 2010 was reclassified to deferred compensation expense from incentive compensation expense.

In 2010 and 2009, the restricted shares granted in 2007 were included in the roll-forward of stock options outstanding.  Those amounts have now been separately presented in note 10.

(3)	Property and Equipment

Property and equipment at December 31, 2011 and December 25, 2010 consists of the following:

	2011	2010
Office equipment	$195,666	73,293
Computer equipment	181,908	107,094
Computer software	3,271,928	3,229,010
Leasehold improvements	1,422,787	1,287,095
Technology project in process	106,187	93,902
	5,178,476	4,790,394
Accumulated depreciation and amortization	(4,301,435)	(3,631,896)
Property and equipment, net	$877,041	1,158,498

Total depreciation expense for property and equipment was $669,539, $775,077, and $967,800 during 2011, 2010, and 2009, respectively.

(4)	Common Stock

All common stock outstanding is subject to a buy-sell agreement that contains certain restrictions upon the transferability of the shares and grants a first right of repurchase to the Company.

(5)	Debt

Debt at December 31, 2011 and December 25, 2010 consists of the following:

	2011	2010
Borrowings under Revolving Credit agreement LIBOR interest plus a margin (2.25% and 3.50% as of December 31, 2011 and December 25, 2010, respectively) expiring on September 21, 2016	$30,332,615	34,925,000
Term loan
LIBOR interest plus a margin (2.25% and 3.75% as of December 31, 2011 and December 25, 2010, respectively) monthly payment of $1,328,912, expiring on September 21, 2016	62,747,966	43,125,000
Total debt	93,080,581	78,050,000
Less current installments	15,946,940	11,250,000
Long term debt, excluding current installments	$77,133,641	66,800,000

On September 19, 2011, the Company entered into an $85,000,000 line of credit, which is secured by substantially all assets of the Company. This new agreement replaced lines of credit totaling $70,000,000 that existed at December 25, 2010. The maximum availability under the existing line of credit is subject to certain borrowing base limitations. As of December 25, 2011, the Company had $54,667,385 of availability on the line of credit. An unused commitment fee of 0.200% is payable quarterly on any difference between the maximum commitment and the amount of credit used.

On September 19, 2011 the Company refinanced the existing term loan. The $45,000,000 four-year term loan entered into by the Company on October 25, 2010, the balance of which was $34,734,701 at the date of refinancing, was increased by an additional $45,000,000 and extended to a five-year term. The full capacity of the refinanced loan is $79,734,701.

The Company’s credit agreements contain certain financial covenants related to fixed charge coverage and leverage ratios.  The Company was in compliance with these covenants at December 31, 2011.

Principal payments on the term loan are due as follows:

Fiscal year:
2012	$15,946,940
2013	15,946,940
2014	15,946,940
2015	14,907,146
$62,747,966

Interest expense on total debt was $3,235,136, $2,863,126, and $2,027,311 for 2011, 2010, and 2009, respectively. As of December 31, 2011, December 25, 2010, and December 26, 2009 the Company has $241,920, $269,115, and $107,881 of accrued interest payable, respectively.

During 2011, the Company established standby letters of credit totaling $70,467 as of December 31, 2011 to guarantee performance under certain contractual arrangements. The letters of credit were issued under the Company’s existing line-of-credit.

(6)	Operating Leases

The Company is obligated under various operating leases for office space, equipment, and automobiles through February 2018. The leases generally do not contain contingent rentals. Future minimum lease payments due under operating leases with an original term in excess of one year are as follows:

Fiscal year:
2012	$7,037,548
2013	6,625,239
2014	3,212,863
2015	2,609,123
2016	1,698,869
Beyond	606,055
$21,789,697

Rent expense incurred under operating leases, including rent to related parties (note 11), was approximately $8,038,000, $8,149,000, and $8,210,000, for the fiscal years ended December 31, 2011, December 25, 2010, and December 26, 2009, respectively.

(7)	Retirement Plan

The Company has a 401(k) plan for the benefit of all eligible employees. Employees are eligible to participate after 12 months of service, 1,000 hours of work, and attaining the age of 18. Under the terms of the plan, employees are entitled to contribute a portion of their total compensation, within limitations established by the Internal Revenue Code. The Company makes matching contributions in an amount equal to 100% of the first 1% and 50% of the next 5% of the employees’ compensation contributed. Matching contributions for 2011, 2010, and 2009, were approximately $3,348,000, $2,846,000, and $1,693,000, respectively.

(8)	Deferred Compensation Plans

(a)	“Top Performers” Equity Plan

On August 16, 1999, the Company adopted the Apex “Top Performers” Equity Plan (the rights plan). The rights plan is designed to provide SARs (Stock Appreciation Rights) to selected employees who have demonstrated extraordinary performance records. Contract employees are not covered under the plan. The SARs vest 25% upon the achievement of certain performance criteria and vest 100% upon the earlier of death, disability, or retirement, or the occurrence of a liquidating event, as defined by the rights plan. The Company records expense related to these awards over the expected service period of the participants in the rights plan. If a participant leaves the Company or makes a request to receive a cash payment at any time before the SARs are fully vested, the participant forfeits any rights to the unvested SARs. The rights plan provides for a cash distribution of 25% of the vested amount to participants for SARs held at the time of a participant’s termination, subject to stipulations defined within the plan.

The following table summarizes activity within the rights plan:

SARs
Units outstanding at December 26, 2009	215,592
Forfeited	(11,983)
Settled in cash	(4,275)
Units outstanding at December 25, 2010	199,334
Forfeited	(1,222)
Settled in cash	(88,749)
Units outstanding at December 31, 2011	109,363

The fair market value of the Company’s common stock was $43.26, $26.33 and $14.52, at  December 31, 2011, December 25, 2010, and December 26, 2009, respectively.

The Company recorded compensation expense (benefit) of $626,145, $927,422, and $(467,259) in 2011, 2010, and 2009, respectively, which are included in operating expenses in the accompanying statements of income. As of December 31, 2011 and December 25, 2010, the deferred compensation liability was $1,506,468 and $1,316,744, respectively.

(b)	Long-Term Incentive Plan

During 2010, the Company implemented a three-year long-term incentive program that would provide a total award up to $10,000,000 to eligible employees, based on target revenue goals. As of December 31, 2011 and December 25, 2010, the Company had accrued approximately $6,667,000 and $3,333,333, respectively for the long-term incentive program, included in deferred compensation on the balance sheet.

(9)	Stock Option Plans

Certain key employees and other selected employees have been granted options to purchase shares of common stock under certain incentive stock option plans of the Company (the plans). Generally, options for key and select employees become exercisable upon achievement of certain economic goals established by management and expire upon termination of employment or after a period of 10 years.

The following table summarizes activity within the plan:

	Options	Weighted average exercise prices
Options outstanding at December 27, 2008	985,370	$8.50
Granted	117,000	21.99
Exercised/settled	(18,182)	4.40
Forfeited	(1,706)	17.11
Options outstanding at December 26, 2009	1,082,482	10.02
Granted	96,500	9.39
Exercised/settled	(47,849)	4.18
Forfeited	(94,934)	10.34
Options outstanding at December 25, 2010	1,036,199	10.22
Granted	1,200	26.33
Exercised/settled	(230,823)	7.18
Forfeited	(6,927)	11.01
Options outstanding at December 31, 2011	799,649	11.11

All awards outstanding at December 31, 2011 are expected to vest. At December 31, 2011, December 25, 2010, and December 26, 2009 764,330, 944,151, and 887,695 options, respectively, were vested and exercisable with weighted average exercise prices of $10.84, $7.85, and $7.13, respectively. The Company recorded compensation expense (benefit) of $14,307,008, $13,115,982, and ($6,437,548) in 2011, 2010, and 2009, respectively, which are included in operating expenses in the accompanying statements of income. At December 31, 2011, December 25, 2010, and December 26, 2009, the deferred compensation liability relating to the liability classified options was $9,687,236 and $3,058,782, and $315,389, respectively. At December 31, 2011, the intrinsic value of unvested options is $1,100,847. These options vest through 2013.

(10)	Restricted Shares

On January 8, 2007, 200,000 shares of restricted stock were issued to a key employee. The award vested ratably over a three-year period. In 2011, 165,000 shares of common stock were issued related to this award.

(11)	Related-Party Transactions

The primary stockholders of the Company created ASI Partners, LLC (ASI) and ASI Partners Sadler Place, LLC (ASIS) for the purpose of purchasing and owning real estate. ASI and ASIS separately purchased each of the two buildings where the Company is headquartered, and the Company’s leases with the previous owners of the building were assigned to ASI and ASIS.

Rental expense payments to ASI and ASIS at December 31, 2011, December 25, 2010, and December 26, 2009, were as follows:

	2011	2010	2009
ASI	$672,000	636,000	565,000
ASIS	616,000	620,000	585,000
	$1,288,000	1,256,000	1,150,000

During 2011, the Company entered into a note receivable agreement with a shareholder of the company in connection with a stock compensation agreement. The promissory note dated February 12, 2011 was in the amount of $1,657,247 with an interest rate of 0.56% per annum and compounded annually paid upon demand. The balance outstanding on December 31, 2011, net of accrued interest, was $537,671 net of accrued interest.

(12)	Other Commitments and Contingencies

The Company was notified by the Department of Labor (DOL) that it had purportedly underpaid wages to certain employees working on a specific government contract as subcontractor to another provider. The DOL indicated that the underpayment was approximately $2.6 million and was related to both wages and other benefits. This amount has been accrued in the December 31, 2011 financial statements. The Company believes that some or all of this amount will ultimately be reimbursed by the direct provider. No amount has been accrued for this reimbursement and the amount reimbursed will be recognized in the future as the reimbursements are received.

(13)	Subsequent Events

The Company has evaluated subsequent events from the balance sheet date through March 19, 2012, the date at which the financial statements were available to be issued, and determined there are no other items to disclose.